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Exhibit 10.22

                      CONSULTING AND SEPARATION AGREEMENT

     THIS CONSULTING AND SEPARATION AGREEMENT (this "Agreement") dated as of August 12, 1996 is entered into by and between Joseph Ashley ("Ashley") and ProCyte Corporation ("ProCyte").

                                   RECITALS

     A. Ashley has been employed as Chief Executive Officer and President of ProCyte and serves as Chairman of ProCyte's Board of Directors (the "Board of Directors"). Ashley's employment relationship with ProCyte is terminated effective August 12, 1996.

     B. Ashley and ProCyte wish to have Ashley continue as a Director and Chairman of the Board of Directors and to provide consulting services to ProCyte, upon the terms and conditions set forth herein.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

     1.   EMPLOYMENT; CHAIRMAN OF THE BOARD

     Effective August 12, 1996, Ashley's employment with ProCyte is terminated and he has resigned as Chief Executive Officer and President of ProCyte. Ashley will continue to serve as a Director and Chairman of the Board of Directors through the next annual shareholders meeting, his nomination and election thereafter being at the discretion of the Board of Directors and/or shareholders, as the case may be.

     2.   CONSULTING SERVICES

     As and when requested by ProCyte, Ashley shall provide consulting services to ProCyte until August 11, 1999 (the "Consulting Period"); provided, however, that the consulting services will be provided at mutually agreed upon times at ProCyte's offices, Kirkland, Washington, or such other locations reasonably requested by ProCyte and will not exceed an average of eight (8) hours per week unless otherwise agreed. Ashley shall be reimbursed for all preapproved, reasonable out-of-pocket business expenses incurred by him in providing the consulting services upon presentation of an itemized expense voucher, in a form prescribed by ProCyte, together with receipts or other reasonable evidence or substantiation of these expenses.

     3.   CONSIDERATION

          (a) CASH. In consideration of this Agreement, ProCyte shall pay Ashley at an annual rate of $107,500 (i.e., approximately 50% of his current gross base salary) at ProCyte's normal pay periods (currently every two weeks) during the Consulting Period. In addition, ProCyte shall pay Ashley for a period of up to eighteen (18) months after his termination of employment the cost of any health insurance benefits he elects to continue under COBRA for himself and/or his eligible dependents.


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          (b)  TAX CONSEQUENCES.  Because Ashley is an independent contractor, no withholding of taxes will be made from the amounts paid pursuant to
Section 3(a). Ashley assumes any and all tax obligations that may be imposed now or at any future time with respect to such payments. Ashley shall indemnify and hold harmless ProCyte and its responsible directors, officers, or managers against any claims, assessments, liens, penalties, or judgments that may be asserted against ProCyte or its directors, officers, or managers for liability for unpaid taxes associated with the payments or treatment or characterization of the payments to Ashley.

          (c) STOCK OPTION. The stock option granted to Ashley on January 26, 1995 to purchase One Hundred Fifty Thousand (150,000) shares of ProCyte Common Stock at $2.94 per share (the "Option") pursuant to ProCyte's 1989 Stock Option Plan (the "Plan") shall continue to vest and be exercisable during the term of Ashley's consulting services because his consulting relationship constitutes a continuing relationship with ProCyte under the Plan, it being recognized that the Option will become a nonqualified stock option and lose its status as an incentive stock option. During the Consulting Period, Ashley shall not be eligible for, and shall rescind, any stock option grants pursuant to the 1991 Stock Option Plan for Nonemployee Directors or any other stock option plan for nonemployee directors.

          (d) COMPENSATION AS DIRECTOR. During the Consulting Period, Ashley shall not receive any compensation for his continuing service as a Director or Chairman of the Board of Directors, other than reimbursement for his expenses.

     4.   BENEFITS

     Except as expressly provided in this Agreement, all benefits to which Ashley was entitled as of the date of termination of employment shall cease as of the date of termination of employment, except Ashley's right to health insurance benefits under COBRA, if Ashley elects, and his right, in accordance with federal law, to leave his 401(k) contributions in ProCyte's 401(k) plan.

     5.   REAFFIRMATION OF PRIOR AGREEMENTS

     Ashley and ProCyte expressly reaffirm and incorporate herein as part of this Agreement the following agreements:

          (a)  INDEMNITY AGREEMENT.   The Indemnity Agreement that Ashley signed
effective February 23, 1995, shall remain in full force and effect.

          (b)  PROPRIETY INFORMATION AND INVENTION AGREEMENT.   The Propriety
Information and Invention Agreement that Ashley signed effective January 29, 1987 shall remain in full force and effect, it being understood and agreed that the provisions applicable or relating to employment shall also be applicable or relate to his consulting services during the Consulting Period.

          (c)  CONFIDENTIALITY AND COMPUTER SYSTEMS AGREEMENT.   The
Confidentiality and Computer Systems Agreement that Ashley signed effective January 28, 1994 shall remain in full force and effect.


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     6.   NONSOLICITATION

     Ashley shall not directly or indirectly solicit or entice, or attempt to solicit or entice, any employee, consultant, customer, research collaborator or corporate partner of ProCyte to cease his, her, or its relationship with ProCyte.

     7.   COOPERATION IN ONGOING LITIGATION

     Ashley agrees to make himself available for, and to provide whatever cooperation and assistance may be requested by ProCyte relating to, any ongoing or future litigation in which ProCyte or any officer, director, stockholder, manager, agent or representative of ProCyte is a party or has a direct interest relating to matters occurring before or during Ashley's employment with ProCyte or service on the Board of Directors, including, without limitation, IN RE PROCYTE SECURITIES LITIGATION and any related cases; provided, however, that Ashley will not be expected to spend time on such matters in excess of the time he is to be consulting pursuant to Section 2 unless ProCyte has agreed to compensate him at a reasonable consulting fee plus expenses. Ashley shall execute all documents in connection with such matters as may be reasonably requested of him.

     8.   NO DISPARAGEMENT

     Ashley shall not make any disparaging or negative remarks to anyone, either inside or outside of ProCyte, about ProCyte or ProCyte's business, business practices, products, patents, technology, marketing strategy, services, policies, judgments, decisions, officers, directors, or employees. ProCyte shall not make any disparaging or negative remarks to anyone, either inside or outside of ProCyte, about Ashley or Ashley's proposed business, business practices, services, judgments or decisions.

     9.   GENERAL RELEASE OF CLAIMS

     Ashley expressly waives any claims against ProCyte and releases ProCyte (including its officers, directors, shareholders, managers, agents and representatives) from any claims that Ashley may have in any way arising out of or connected with Ashley's employment with ProCyte. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on ProCyte's right to terminate employees, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.

     Ashley represents that he has not filed any complaints, charges or lawsuits against ProCyte with any governmental agency or any court, and agrees that he shall not initiate, assist or encourage any such actions.

     This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Ashley from filing a lawsuit for the exclusive purpose of enforcing Ashley's rights under this Agreement.


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     10.  SEVERABILITY

     The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

     11.  KNOWING AND VOLUNTARY AGREEMENT

     Ashley represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against ProCyte and its agents, understands that he has the right to consult counsel of choice and has done so, or knowingly waives the right to do so, and enters into this Agreement without duress or coercion from any source.

     12.  ENTIRE AGREEMENT

     This Agreement sets forth the entire understanding between Ashley and ProCyte and supersedes and cancels the Key Executive Severance Agreement dated as of February 23, 1995 and any other prior agreements or understandings, express or implied, with respect to the subject matter hereof, including the terms of Ashley's consulting services to be provided to ProCyte and the termination of his relationship as an employee and officer. Ashley acknowledges that in executing this Agreement, Ashley does not rely upon any representation or statement by ProCyte or any representative of ProCyte concerning the subject matter of this Agreement, except as expressly set forth in the text of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PROCYTE CORPORATION                         JOSEPH ASHLEY

By_____________________________             ____________________________
                                            Joseph Ashley
Title: _________________________






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